UNITED STATES
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Walter Energy, Inc.
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Walter Energy, Inc.
3000 Riverchase Galleria
Suite 1700
Birmingham, AL 35244

www.walterenergy.com

Press Release

For Immediate Release

WALTER ENERGY HIGHLIGHTS SIGNIFICANT PROGRESS ON PLAN TO DELIVER VALUE TO SHAREHOLDERS

Says Audley Capital plan inferior, value destructive, and not in the interests of Walter Energy shareholders

BIRMINGHAM, Ala., April 4, 2013 — Walter Energy, Inc. (NYSE: WLT) (TSX: WLT) today sent a letter to investors highlighting the substantial steps underway to drive performance and the Company’s concerns that the election of Audley Capital’s director nominees would destroy shareholder value.

“Your leadership team has aggressively reduced costs (production and SG&A) and capital spending, safely increased production with a focus on profitability (including curtailing production at underperforming mines), and extended our debt maturity profile and enhanced our liquidity profile,” Michael T. Tokarz, chairman, and Walter J. Scheller III, CEO and director, said in the letter.  “We recognize that there is more work to be done and remain focused on continuing to execute our strategic plan.

“We believe that electing the Audley slate would erode shareholder value by installing director nominees selected to effect a flawed plan and disrupt a strategy and a management team that is gaining momentum. . . .  The Board includes the right mix of new and experienced directors to oversee the continued execution of our strategy and positioning of Walter Energy for growth as coal demand and prices recover.”

The letter states that “[Julian] Treger has launched a proxy fight to take effective control of Walter Energy without paying a premium and without any evidence of a new plan or a team that will drive increased shareholder value.  Importantly, Mr. Treger has a track record of disregard for Walter Energy shareholders and a history of problematic actions that raise questions about his true agenda.”  The letter also advises that “Audley’s proposals mostly consist of a restatement of initiatives that your management has already been executing, along with calls for changes that demonstrate a lack of even the most basic understanding of our business.”

Text of April 4 letter from Messrs. Tokarz and Scheller to Walter Energy shareholders:

Dear Fellow Walter Energy Shareholders:

On April 25th, at our Annual Meeting of Shareholders, you will be presented with an important choice about your investment and the future path of Walter Energy.

Your board and management team have taken meaningful steps to position Walter Energy to deliver shareholder value.  We have completed our transformation into a focused, pure-play metallurgical coal company and have installed a new, best-in-class management team that is driving performance and gaining momentum.

Your leadership team has aggressively reduced costs (production and SG&A) and capital spending, safely increased production with a focus on profitability (including curtailing production at underperforming mines), and extended our debt maturity profile and enhanced our liquidity profile.  We recognize that there is more work to be done and remain focused on continuing to execute our strategic plan.

We also have further strengthened the Board to ensure we have the right team to oversee execution of our strategy:

•                  We have added 4 new directors over the past 2 years;

•                  5 of our directors have financial, operational or director level experience at other mining companies;

•                  7 have CEO or CFO-level experience at companies other than Walter Energy; and

•                  9 of our 10 directors are independent, the other is our CEO

Moreover, like you, your directors and management are shareholders, and we are as unhappy as you about the recent performance of our stock.  The down cycle of met coal prices has had a significant negative impact on our stock price and on the stock prices of our peer group.  In addition, although our Western Coal acquisition added superior assets (both geographically and strategically), we acknowledge that we faced numerous operating and integration challenges just as coal pricing collapsed.  However, with the help of our strong, new team and after making some tough decisions, those difficulties are being overcome and we are now well positioned to deliver substantial value as met coal prices recover.

Notwithstanding this progress, Audley Capital, an activist offshore hedge fund led by Julian Treger owning less than one-tenth of 1% of Walter Energy, would like to take effective control of your Board and change the Company’s direction.

Mr. Treger has a history with Walter Energy, having made money at the expense of other shareholders through a pump-and-dump scheme in 2011.  This time he has launched a proxy fight despite his minimal ownership, an undisclosed side fee deal with another hedge fund and a consistent pattern of hiding key facts, including insider trading charges and factual inconsistencies concerning the employment records of his nominees.

Even more important for Walter Energy shareholders, the only new aspects of the platform that Mr. Treger offers are likely to destroy shareholder value.  He wants to force the Company to unwind our attractive coal marketing arrangements, and sell or divest non-core assets and enter into joint ventures at the trough of the commodity cycle.  These policies obviously would hurt profitability, yet he wants his nominees to push for this flawed plan.

We believe that electing the Audley slate would erode shareholder value by installing director nominees selected to effect a flawed plan and disrupt a strategy and a management team that is gaining momentum.  We urge you to support the appointment of all ten of the company’s nominees as directors of the board by casting your votes using the WHITE proxy card.

WALTER ENERGY’S TRACK RECORD, RECENT PERFORMANCE AND STRATEGY FOR CREATING VALUE

Walter Energy has a track record of shareholder value focus.  Over a five year period starting in 2006, we successfully executed a number of spin-offs, divestitures and strategic acquisitions to focus the Company on high quality met coal production.  Substantial share value was unlocked — during the period from 2006 until the peak of the coal market in 2011, Walter Energy shareholders earned a 341% rate of return.

The Board also maintained a sharp focus on returning capital to shareholders.  Walter Energy increased its dividend per share more than 300% over the past 10 years.  Notably, we have maintained our dividend throughout the market down cycle.

Of course, we faced substantial headwinds when met coal prices collapsed.  Although our recent stock price declines were in line with our peers, the bottom line is that shareholder returns declined and our upward trend was interrupted.

The Board drove a number of strategic changes to address these challenges.  These decisions are already bearing fruit and will ensure that Walter Energy captures substantial upside when the coal market recovers.  Specifically, we:

•                  Idled or curtailed underperforming mines to respond to reduced demand.  Over the past 22 months, we idled the Aberpergwm, Gauley Eagle and Willow Creek mines, curtailed production at our Maple underground and Brule mines, and accelerated closure of our North River mine.  When the market recovers, we will be able to resume production at mines such as Willow Creek, which has high quality met coal assets.

•                  Increased production capacity.  Our met coal production increased 35% to nearly 12 million metric tons in 2012, and we have the capacity to increase production by 28% in 2013 as market conditions warrant.

•                  Acquired high quality, highly synergistic assets at attractive prices.  In May 2011, we acquired mineral rights for the Blue Creek mine, which include ~75 million metric tons of met coal reserves with an estimated life of 40 to 45 years.

•                  Significantly reduced production costs.  Total met cost of production per metric ton has been reduced by 21% from fourth quarter 2011 to the comparable 2012 quarter.  And in Canada we have decreased the cost of production per metric ton by 45% at Wolverine, 43% at Brule and 35% at Willow Creek.

•                  Significantly reduced SG&A.  Walter Energy is #1 in SG&A cost reduction versus its coal peers.  In addition, our SG&A reporting includes mine-level overhead costs, yet our SG&A is still among the lowest of our peers and the lowest of those companies of a comparable size.  We are not satisfied with our leadership position — in 2012, we decreased SG&A by 19% year-over-year and we are targeting further reductions.

•                  Significantly reduced capital spending.  Our 2013 capex target is $220 million, a 44% decrease from 2012.  And even though we intend on further decreasing capital spending, we have maintained investments in our high-growth, high-margin operations, such as the Blue Creek Project.

•                  Strengthened the balance sheet and increased liquidity.  The Walter Energy team has reduced its near-term maturities by $722MM and now has no substantial debt obligations due until 2015, and enhanced its liquidity by paying down its revolver and increasing the cash on its balance sheet.  We have an attractive cost of debt, in-line with our peers, and have no need to raise additional capital (equity or otherwise) at this time.  (We note that some of Audley’s value destructive proposals imply a need for raising additional capital.)

•                  Assembled best-in-class management team.  Perhaps most importantly, we have empowered a new, experienced and deep management team that has been driving our recent progress.

In short, Walter Energy has the right plan to deliver value to shareholders over the near and long term — continue to reduce costs, manage capital spending carefully, and adjust production as conditions warrant to ensure profitability.  The Board includes the right mix of new and experienced directors to oversee the continued execution of our strategy and positioning of Walter Energy for growth as coal demand and prices recover.  And, when prices do recover, we expect that our share price and value will appreciate significantly, consistent with our history as a pure-play met coal company.

THE AUDLEY PROXY FIGHT

Mr. Treger has launched a proxy fight to take effective control of Walter Energy without paying a premium and without any evidence of a new plan or a team that will drive increased shareholder value.

Importantly, Mr. Treger has a track record of disregard for Walter Energy shareholders and a history of problematic actions that raise questions about his true agenda:

1. Pump and dump strategy.  In 2011, he sent a letter to the Walter Energy Board calling for the Company’s sale and asking for a response within the next three weeks.  In the letter, Mr. Treger indicated that the Company could be sold for twice its then trading price and stated that the stock was undervalued and he knew of third parties interested in acquiring the Company.  The next morning, he publicly disclosed the letter.  To take advantage of the sharp increase in our stock price following his disclosure, Audley immediately began selling its Walter Energy shares, disposing of 300,000 shares — 1/3 of its total holdings — within four days.

2. A troubling pattern of hiding problematic facts about his deficient nominees.

•                  Mr. Treger failed to disclose that one of his nominees was the subject of insider trading charges.  When asked about his decision to hide this fact, he tried (incorrectly) to assert that the tipping and insider trading charges filed against Robert Stan were not “a formal charge” and were “immaterial.”  Mr. Treger further said that he did not disclose these troubling charges because Mr. Stan had assured him that Mr. Stan would be “exonerated.”

•                  Edward Scholtz, another one of his nominees, asserted that he is a director of a company even though he is not listed on the company’s website, and that he acted as chief operating officer of another company from 2008 to 2012 even though that company’s disclosures state that the position was held by another individual during much of that period.  When these misstatements and omissions were identified, Mr. Treger dismissed them defensively as “obscure.”

We believe none of Audley’s nominees would create value for shareholders and all of them are tethered to Audley’s flawed plan.  Our Nominating and Corporate Governance Committee carefully reviewed the Audley slate and determined that, individually and collectively, they lack the qualifications and experience to be suitable candidates for your Board.

3. Side deals.  Audley’s proxy includes vague disclosures about fee arrangements with another hedge fund that would economically benefit Mr. Treger and his firm — and may incentivize him to “shop” the Company’s assets for his own gain.  In fact, Audley may already be pursuing this goal — Mr. Treger implies that he may be pursuing joint venture opportunities for the Company’s Blue Creek property, Wolverine mine and Wales property.

Even more troubling for Walter Energy shareholders is Audley’s failure to provide a credible plan.

Audley’s proposals mostly consist of a restatement of initiatives that your management has already been executing, along with calls for changes that demonstrate a lack of even the most basic understanding of our business.  For example, Audley calls for Walter Energy to initiate a dividend, even though we have been paying dividends for 13 years, and calls for us to disclose additional reserve information, even though a comprehensive reserve statement, which adheres to regulatory guidelines, was included in our annual SEC filings.

Audley does offer a few “new” ideas; however, if implemented, each would share a common feature — all would destroy shareholder value.  Specifically, Audley proposes to:

•                  Issue convertible debt and dilute existing shareholders, at a time when the shares are significantly undervalued and we have sufficient liquidity;

•                  Raise off-balance sheet financing, which will reduce accounting transparency and unnecessarily raise funds when our capital position is sound;

•                  Reopen our coal marketing arrangements, one of our crown jewels (“Walter’s marketing group is envied of much of the industry and knows extremely well where its high quality coal will earn the best return” — Coal & Energy, Market Commentary Jim Thompson, 26-Mar-2013); and

•                  Spin-off or sell non-core assets at the trough of the coal cycle.

For all of these reasons, the Audley plan is inferior to the Walter Energy plan, is value destructive and is clearly not in the interests of Walter Energy shareholders.

So why is Audley really pushing such a flawed and flimsy plan in support of its proxy fight for effective control?  Given that Audley owns such few shares of Walter Energy, Mr. Treger stands to gain — or lose — relatively little by forcing his plan.  It is not surprising that questions have been raised about whether Audley has an undisclosed financial plan to make money at the expense of Walter Energy shareholders — perhaps through side deals.

WALTER’S BOARD AND MANAGEMENT ARE SETTING THE STAGE FOR A PROFITABLE FUTURE

Walter’s Board and management are aggressively positioning your Company to benefit from the anticipated upturn in the met coal market, and we are making significant progress.

Now is not the time to disrupt that work.  Please vote for Walter Energy’s ten nominees and make sure that your interests are protected as your committed and energized Board continues to build and deliver value for our shareholders, today and in the future.

Your vote is important in this election, and we urge you to vote TODAY so that your voice is heard.  To elect the Walter Energy Board’s nominees, we encourage you to vote today by telephone, by Internet, or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided.  We also urge you to discard all GOLD proxy cards sent to you by Mr. Treger or Audley Capital.

Sincerely,

Michael T. Tokarz	Walter J. Scheller, III
Chairman of the Board	Chief Executive Officer and Director

Your Vote Is Important, No Matter How Many Or How Few Shares You Own

If you have questions about how to vote your shares, or need additional assistance,

please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Shareholders Call Toll-Free: (877) 717-3898

Banks and Brokers Call Collect: (212) 750-5833

REMEMBER:

We urge you NOT to vote using any proxy card sent to you by

Audley, as doing so will revoke your vote on the WHITE proxy card.

About Walter Energy

Walter Energy is the world’s leading, publicly traded “pure-play” metallurgical coal producer for the global steel industry with strategic access to high-growth steel markets in Asia, South America and Europe. The Company also produces thermal coal, anthracite, metallurgical coke and coal bed methane gas. Walter Energy employs approximately 4,100 employees and contractors with operations in the United States, Canada and United Kingdom. For more information about Walter Energy, please visit www.walterenergy.com.

Safe Harbor Statement

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and may involve a number of risks and uncertainties. Forward-looking statements are based on information available to management at the time, and they involve judgments and estimates. Forward-looking statements include expressions such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “may,” “plan,” “predict,” “will,” and similar terms and expressions. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to various risks, uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from our forward-looking statements: unfavorable economic, financial and business conditions; the global economic crisis; market conditions beyond our control; prolonged decline in the price of coal; decline in global coal or steel demand; prolonged or dramatic shortages or difficulties in coal production; our customer’s refusal to honor or renew contracts; our ability to collect payments from our customers; inherent risks in coal mining such as weather patterns and conditions affecting production, geological conditions, equipment failure and other operational risks associated with mining; title defects preventing us from (or resulting in additional costs for) mining our mineral interests; concentration of our mining operations in limited number of areas; a significant reduction of, or loss of purchases by, our largest customers; unavailability of cost-effective transportation for our coal; availability, performance and costs of railroad, barge, truck and other transportation; disruptions or delays at the port facilities we use; risks associated with our reclamation and mine closure obligations, including failure to obtain or renew surety bonds; significant increase in competitive pressures and foreign currency fluctuations; significant cost increases and delays in the delivery of raw materials, mining equipment and purchased components; availability of adequate skilled employees and other labor relations matters;

inaccuracies in our estimates of our coal reserves; estimates concerning economically recoverable coal reserves; greater than anticipated costs incurred for compliance with environmental liabilities or limitations on our abilities to produce or sell coal; our ability to attract and retain key personnel; future regulations that increase our costs or limit our ability to produce coal; new laws and regulations to reduce greenhouse gas emissions that impact the demand for our coal reserves; adverse rulings in current or future litigation; inability to access needed capital; events beyond our control may result in an event of default under one or more of our debt instruments; availability of licenses, permits, and other authorizations may be subject to challenges; risks associated with our reclamation and mine closure obligations; failure to meet project development and expansion targets; risks associated with operating in foreign jurisdictions; risks related to our indebtedness and our ability to generate cash for our financial obligations; downgrade in our credit rating; our ability to identify suitable acquisition candidates to promote growth; our ability to successfully integrate acquisitions; our exposure to indemnification obligations; volatility in the price of our common stock; our ability to pay regular dividends to stockholders; costs related to our post-retirement benefit obligations and workers’ compensation obligations; our exposure to litigation; and other risks and uncertainties including those described in our filings with the SEC. Forward-looking statements made by us in this release, or elsewhere, speak only as of the date on which the statements were made. You are advised to read the risk factors in our most recently filed Annual Report on Form 10-K and subsequent filings with the SEC, which are available on our website at www.walterenergy.com and on the SEC’s website at www.sec.gov. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us or our anticipated results. We have no duty to, and do not intend to, update or revise the forward-looking statements in this release, except as may be required by law. In light of these risks and uncertainties, readers should keep in mind that any forward-looking statement made in this press release may not occur. All data presented herein is as of the date of this release unless otherwise noted.

Important Additional Information

On March 8, 2013, Walter Energy filed with the Securities and Exchange Commission (“SEC”), a definitive proxy statement (as it may be amended or supplemented, the “Proxy Statement”) concerning the proposals to be presented at Walter Energy’s 2013 Annual Meeting of Stockholders in connection with the solicitation of proxies from Walter Energy’s stockholders. The Proxy Statement contains important information about Walter Energy and the 2013 Annual Meeting. In addition, Walter Energy files annual, quarterly and special reports, proxy statements and other information with the SEC. INVESTORS AND STOCKHOLDERS ARE STRONGLY URGED TO READ THE PROXY STATEMENT AND ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT WALTER ENERGY AND THE PROPOSALS TO BE PRESENTED AT THE 2013 ANNUAL MEETING. These documents are available free of charge at the SEC’s website (www.sec.gov) or from Walter Energy at our investor relations website (www.investorrelations.walterenergy.com). The contents of the websites referenced herein are not deemed to be incorporated by reference into the Proxy Statement.

Certain Information Regarding Participants

Walter Energy, its directors and certain of its officers may be deemed to be participants in the solicitation of Walter Energy’s stockholders in connection with its 2013 Annual Meeting. Information regarding the names, affiliations and direct and indirect interests (by security holdings or otherwise) of these persons is found in the Proxy Statement for the 2013 Annual Meeting, which is filed with the SEC. Additional information regarding these persons can also be found in other documents filed by Walter Energy with the SEC. Stockholders are able to obtain a free copy of the Proxy Statement and other documents filed by Walter Energy with the SEC from the sources listed above.

Contact:	For media:	For investors:
	Ruth Pachman	Mark Tubb
	ruth-pachman@kekst.com	mark.tubb@walterenergy.com
	212/521-4891	205/745-2627

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